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EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
              (In Thousands Except Per Share Amounts - Unaudited)


                                                                       Three Months Ended February 28,
                                                                    --------------------------------------
                                                                         1995                   1994
                                                                    ---------------       ----------------
PRIMARY:

Net income                                                          $           435       $          8,854
                                                                    ===============       ================
Weighted average common shares outstanding                                   32,380                 32,593
Weighted average Series B convertible preferred shares(1)                     6,500                  6,500
Common share equivalents:
   Stock options                                                                863                  1,280
                                                                    ---------------       ----------------
                                                                             39,743                 40,373
                                                                    ===============       ================
PRIMARY EARNINGS PER SHARE(2)                                       $           .01       $            .22
                                                                    ===============       ================



FULLY DILUTED:

Net income                                                          $           435       $          8,854
                                                                    ===============       ================
Weighted average common shares outstanding                                   32,380                 32,593
Weighted average Series B convertible preferred shares(1)                     6,500                  6,500
Common share equivalents:
   Stock options                                                                927                  1,280
                                                                    ---------------       ----------------
                                                                             39,807                 40,373
                                                                    ===============       ================
FULLY DILUTED EARNINGS PER SHARE(2,3)                               $           .01       $            .22
                                                                    ===============       ================





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(1)  Each of the 1,300 Series B convertible preferred shares is convertible into five shares of common stock.

(2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both primary and fully diluted loss per share of $.06 for the three months ended February 28, 1995 and earnings per share of $.19 for the three months ended February 28, 1994.

(3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.


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